Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Thursday, February 23, 2017		(415) 384-3805

REDWOOD TRUST REPORTS FOURTH QUARTER 2016 RESULTS

MILL VALLEY, CA – Thursday, February 23, 2017 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the fourth quarter of 2016 of $25 million, or $0.31 per fully diluted share. This compares to net income of $53 million, or $0.58 per fully diluted share, for the third quarter of 2016 and net income of $41 million, or $0.46 per fully diluted share, for the fourth quarter of 2015. Redwood also reported non-GAAP core earnings for the fourth quarter of 2016 of $27 million, or $0.33 per fully diluted share. This compares to core earnings of $33 million, or $0.39 per fully diluted share, for the third quarter of 2016.
A reconciliation of GAAP net income to core earnings, along with additional information about Redwood’s core earnings measure, is included in the tables that follow. A further discussion of Redwood's business, financial results, core earnings and taxable income, as well as a discussion of management's 2017 outlook, is included in the fourth quarter Redwood Review, which is available on the company’s website at www.redwoodtrust.com.
Redwood also reported estimated REIT taxable income of $26 million, or $0.34 per share, for the fourth quarter of 2016. This compares to estimated REIT taxable income of $26 million, or $0.34 per share, for the third quarter of 2016 and estimated REIT taxable income of $29 million, or $0.37 per share, for the fourth quarter of 2015.
At December 31, 2016, Redwood reported GAAP book value per share of $14.96, as compared to $14.74 at September 30, 2016, and $14.67 at December 31, 2015.
Redwood will host an earnings call today, February 23, 2017, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its fourth quarter 2016 financial results. The number to dial in order to listen to the conference call is 1-800-289-0533 in the U.S. and Canada. International callers must dial 1-913-312-1518. Callers should reference call ID #1016509. A replay of the call will be available through midnight on March 9, 2017, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #1016509.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events & Presentations." To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call.
In order to complete the formatting of its Annual Report on Form 10-K with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Annual Report with the Securities and Exchange Commission by Wednesday, March 1, 2017, and make it available on Redwood’s website.

Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2016 REIT taxable income and the expected timing for the filing of Redwood's Annual Report on Form 10-K. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Fourth	Third	Second	First	Fourth
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2016	2016	2016	2015

Interest income	$56	$61	$67	$62	$69
Interest expense	(21)	(22)	(22)	(24)	(25)
Net interest income	36	39	44	38	44
Reversal of provision for loan losses	—	1	7	—	—
Net interest income after provision	36	40	51	38	44
Non-interest income
Mortgage banking activities, net	14	10	8	7	—
MSR income, net	2	4	3	6	3
Investment fair value changes, net	(10)	12	(11)	(20)	(4)
Other income	2	2	2	1	1
Realized gains, net	2	7	10	10	20
Total non-interest income, net	10	34	11	4	20
Operating expenses	(18)	(20)	(20)	(30)	(23)
Provision for income taxes	(2)	(1)	—	—	—
Net income	$25	$53	$41	$12	$41

Weighted average diluted shares (thousands) (2)	85,838	97,832	97,762	77,138	103,377
Diluted earnings per share	$0.31	$0.58	$0.48	$0.15	$0.46
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the fourth, third, and second quarters of 2016 and the fourth quarter of 2015, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at December 31, 2016, September 30, 2016, June 30, 2016, and December 31, 2015 were 76,835, 76,682, 76,935, and 78,163, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Years Ended December 31,
($ in millions, except share and per share data)	2016	2015

Interest income	$246	$259
Interest expense	(89)	(96)
Net interest income	158	164
Reversal of provision for loan losses	7	—
Net interest income after provision	165	164
Non-interest income
Mortgage banking activities, net	39	11
MSR income (loss), net	14	(4)
Investment fair value changes, net	(29)	(21)
Other income	6	3
Realized gains, net	28	36
Total non-interest income	59	25
Operating expenses	(89)	(97)
(Provision for) benefit from income taxes	(4)	10
Net income	$131	$102

Weighted average diluted shares (thousands) (2)	97,909	84,518
Diluted earnings per share	$1.54	$1.18
Regular dividends declared per common share	$1.12	$1.12

(1)	Certain totals may not foot due to rounding.

(2)
For 2016, weighted average diluted shares included shares from the assumed conversion of our convertible and exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at December 31, 2016 and 2015 were 76,835 and 78,163, respectively.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	December 31, 2016	September 30, 2016

GAAP net income	$25	$53
Adjustments:
Eliminate mark-to-market changes on long-term investments (3)	35	(14)
Eliminate mark-to-market changes on derivatives associated with long-term investments (3)	(34)	(6)
Income taxes associated with core earnings adjustments (4)	1	—
Total adjustments	2	(20)
Core earnings	$27	$33

GAAP net income per diluted common share	$0.31	$0.58
Core earnings per diluted common share (5)	$0.33	$0.39

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the fourth quarter Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Financial Insights section of the fourth quarter Redwood Review.

(4)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(5)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to the fourth quarter Redwood Review.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec
($ in millions, except share and per share data)	2016	2016	2016	2016	2015

Residential loans	$3,888	$4,311	$4,040	$3,715	$3,929
Real estate securities	1,018	937	884	920	1,233
Commercial loans	3	30	325	364	403
Mortgage servicing rights	119	106	110	127	192
Cash and cash equivalents	213	221	217	305	220
Other assets	243	267	322	296	243
Total assets	$5,483	$5,873	$5,898	$5,727	$6,220

Short-term debt	$792	$1,117	$1,059	$804	$1,855
Other liabilities	148	185	202	195	142
Asset-backed securities issued, net	773	820	860	958	1,049
Long-term debt, net	2,621	2,620	2,684	2,683	2,028
Total liabilities	4,334	4,742	4,805	4,641	5,074

Stockholders' equity	1,149	1,130	1,093	1,086	1,146

Total liabilities and equity	$5,483	$5,873	$5,898	$5,727	$6,220

Shares outstanding at period end (thousands)	76,835	76,682	76,935	76,627	78,163
GAAP book value per share	$14.96	$14.74	$14.20	$14.17	$14.67

(1)	Certain totals may not foot due to rounding.